EXHIBIT 99.1

US ECOLOGY ANNOUNCES CAPITAL PRESERVATION INITIATIVES

  Reduces 2020 capital spending plan by $30 million, or 30%
  Temporarily suspends dividend to preserve free cash flow and enhance liquidity
  Defensible and scalable business model as well as financial flexibility positions the business to withstand uncertain times
  Withdraws 2020 financial guidance due to the increased uncertainty of the impact of COVID-19 on the Company’s business

BOISE, Idaho, March 31, 2020 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ-GS: ECOL) (“US Ecology” or “the Company”) today announced several capital preservation initiatives in response to current market volatility and economic uncertainty as a consequence of the COVID-19 pandemic.

While it remains too early to quantify the potential impact on the Company’s financial performance, in response to these market circumstances, the Company is proactively implementing cost control initiatives that are expected to generate approximately $15 million to $20 million of annual savings. The Company also intends to reduce its planned 2020 capital expenditures by approximately 30%, which is expected to save up to $30 million in cash.

Additionally, US Ecology’s Board of Directors has approved a plan to suspend quarterly cash dividends at this time, beginning with the second quarter of 2020 that was expected to be declared in April 2020. This prudent suspension will preserve approximately $6 million in cash per quarter until restored.

“We are in an unprecedented time in our history, with limited clarity on the duration or impact of the COVID-19 virus to the industrial sector,” commented Jeff Feeler, Chairman and CEO. “Our suite of environmental services remains essential as determined by the United States Department of Homeland Security as they are critical to protect human health and safety and the environment. We are taking proactive and prudent actions to enhance our already strong liquidity until there is more clarity. Cost control actions, capital deferment and the dividend suspension will generate significant cash savings, providing us flexibility to preserve our talented workforce and take advantage of opportunities as the market rebounds.”

“To date, our core environmental services business has not been significantly impacted and is showing strong volumes and service revenue.  However, as industrial facilities are forced to temporarily close and the labor force is reduced, we could see a downturn in 2020. Our services-based business is expected to remain stable and is showing growth as a result of our small quantity generation services and our leading emergency response business that has seen a significant uptick in COVID-19 decontamination services.  Our energy waste disposal services business, however, will be impacted as energy companies reduce capital expenditures by up to 50% as a result of seventeen-year lows in oil prices.”

As a result of uncertainty surrounding the magnitude and duration of the COVID-19 pandemic, the Company is withdrawing its previously issued guidance for the year ended December 31, 2020.  The Company will provide an update during its first quarter earnings call based on the information management has available at that time.

The actions announced today are expected to allow the Company to continue to generate positive cash flow even at lower than expected adjusted EBITDA levels. When combined with strong liquidity provided by cash on hand and available capacity on the Company’s line of credit, these actions position the Company to quickly capitalize on opportunities for growth and recovery as business conditions begin to return to normal levels.

ABOUT US ECOLOGY, INC.
US Ecology, Inc. is a leading provider of environmental services to commercial and government entities. The company addresses the complex waste management and response needs of its customers offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, leading emergency response and standby services, and a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952. For more information, visit www.usecology.com.

This press release contains forward looking statements relating to the Company’s future performance that are based on the Company’s current expectations, forecasts, and assumptions that involve risks and uncertainties. Forward looking statements are only predictions and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Forward looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors, including the impact of the COVID-19 pandemic on the Company’s business, are beyond the Company’s ability to control or predict. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), the Company is under no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on the Company’s forward looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or performance.

Contact: Alison Ziegler, Darrow Associates (201) 220-2678
aziegler@darrowir.com   www.usecology.com